Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements (Form S-3 Nos. 333-151354 and 333-169711) pertaining to the Stockholder Dividend Reinvestment and Employee Stock Purchase Plan and (Form S-8 No. 333-151353) pertaining to the Employee Stock Purchase Plan of our integrated audit report dated March 6, 2012, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/Rehmann Robson, P.C.

Saginaw, Michigan

March 6, 2012